Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL RESULTS

EVANSTON, Ill., March 7, 2013 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”) today announced its financial results for the fourth quarter and full year ended December 31, 2012. Fidus provides customized debt and equity financing solutions primarily to lower middle market companies based in the United States.

Full Year 2012 Financial Highlights

•	Total investment income of $33.8 million

•	Net investment income of $15.7 million, or $1.54 per share

•	Net increase in net assets resulting from operations of $19.4 million, or $1.91 per share

•	Originated $85.5 million of investments in 9 new and 7 existing portfolio companies

•	Weighted average yield on debt investments as of December 31, 2012 was 15.3%

•	Paid annual dividends of $1.46 per share

•	Net asset value of $183.1 million, or $15.32 per share, at December 31, 2012

Fourth Quarter 2012 Financial Highlights

•	Total investment income of $9.6 million

•	Net investment income of $4.7 million, or $0.40 per share

•	Net increase in net assets resulting from operations of $5.1 million, or $0.43 per share

•	Originated $27.8 million of investments in 2 new and 3 existing portfolio companies

•	Paid quarterly dividend of $0.38 per share on December 21, 2012

Management Commentary

“During our first full year as a public company, we selectively grew and diversified our portfolio of lower middle market investments, while maintaining its overall quality. This led to a year of strong financial and operating results,” said Edward Ross, Chief Executive Officer of Fidus Investment Corporation. “Our investment portfolio increased by 34% to $274.2 million, primarily driven by new originations, which contributed to a 36% growth in net investment income as compared to 2011. This growth enabled us to increase our dividend three times during the year.”

Mr. Ross added, “Looking forward, our goal remains to originate attractive opportunities that will enable us to grow and further diversify our investment portfolio, while maintaining an acute focus on capital preservation. We manage our business with an emphasis on the long term, focusing on high quality businesses in industries that we know well, that are more defensive in nature and have positive long-term outlooks. From a capital resources perspective, we are well positioned to continue to grow our portfolio selectively in 2013.”

Fourth Quarter 2012 Financial Results

Total investment income was $9.6 million for the three months ended December 31, 2012, an increase of $2.3 million, or 31.7%, over the $7.3 million of total investment income for the three months ended December 31, 2011. This increase was primarily due to the higher average level of outstanding debt investments in the fourth quarter of 2012 compared to the fourth quarter of 2011.

Total expenses were $4.9 million, an increase of $1.0 million, or 26.3%, compared to the $3.9 million of total expenses for the three months ended December 31, 2011. The increase in total expenses was attributable to a $0.4 million increase in interest expense as a result of higher average balances of SBA debentures outstanding, an increase of $0.3 million in the base management fee, an increase of $0.2 million in the incentive fees due to higher net investment income and net unrealized gains on investments, and an increase of $0.1 million in professional fees.

Net investment income for the three months ended December 31, 2012 was $4.7 million, or $0.40 per share, compared to $3.4 million, or $0.36 per share, for the fourth quarter of 2011.

For the three months ended December 31, 2012 Fidus reported no realized gains or loss on investments, compared to a realized loss on investments of $4.4 million in the corresponding period in 2011. Net unrealized appreciation on the investment portfolio for the fourth quarter of 2012 was $0.4 million, comprised of $0.9 million of net unrealized appreciation on debt investments, partially offset by $0.5 million of net unrealized depreciation on equity investments. During the three months ended December 31, 2011, Fidus recorded net unrealized appreciation of $5.3 million. This consisted of $4.6 million of net unrealized appreciation on debt investments and $0.7 million of net unrealized appreciation on equity investments.

As a result of the events described above, net increase in net assets resulting from operations was $5.1 million for the three months ended December 31, 2012, or $0.43 per share, compared with a net increase in net assets resulting from operations of $4.3 million, or $0.46 per share, for the fourth quarter of 2011. Per share figures for the fourth quarter ended December 31, 2012 are based on weighted average shares outstanding of 11.9 million, compared to 9.4 million for the fourth quarter of 2011.

Full Year 2012 Financial Results

Total investment income was $33.8 million for the year ended December 31, 2012, an increase of $10.5 million, or 44.7%, over $23.4 million of total investment income for the year ended December 31, 2011. The increase was primarily attributable to a $10.0 million increase in interest and fee income from investments and a $0.4 million increase in dividend income. The increase in interest and fee income is primarily due to higher average levels of outstanding debt investments and higher fee income of $0.3 million in the year ended December 31, 2012 compared to the prior year period. In addition, dividend income increased as a result of higher levels of dividend producing investments and higher dividend payments from our portfolio companies in 2012 compared to 2011.

Total expenses were $18.2 million, an increase of $6.3 million, or 53.5%, over $11.8 million of total expenses for the year ended December 31, 2011. The increase in total expenses was attributable to an increase in all expense categories. The base management fee (including management fee offset) increased $1.1 million, incentive fees increased by $3.2 million and administrative service expenses increased by $0.4 million primarily due to the new investment advisory and administration agreements in effect for the full year 2012 compared to approximately half the year in 2011. Interest expense increased $0.9 million as a result of higher average balances of SBA debentures outstanding during 2012 compared to 2011. Professional fees increased $0.2 million primarily due to increased legal, accounting and auditing costs associated with being a publicly-traded company for the full year in 2012 compared to approximately half a year in 2011. Other general and administrative expenses increased $0.5 million primarily due to increased director fees, insurance costs and other corporate expenses also related to being a publicly-traded company for the full year in 2012.

Net investment income for the year ended December 31, 2012 was $15.7 million, an increase of $4.2 million, or 36.0%, compared to $11.5 million, for the same period in 2011. Net investment income per share for the year ended December 31, 2012 was $1.54 per share, compared to $1.22 per share for the same period in 2011.

For the year ended December 31, 2012, Fidus reported a total realized gain on investments of $2.0 million, compared to a total realized loss on investments of $12.3 million for the corresponding period in 2011. Net unrealized appreciation on investments for fiscal 2012 was $1.7 million, comprised of $1.8 million net unrealized appreciation on equity investments, partially offset by $0.1 million net unrealized depreciation on debt investments. During the year ended December 31, 2011, Fidus recorded net unrealized appreciation of $16.2 million. This consisted of $12.5 million of net unrealized appreciation on equity investments, of which $7.9 million was a reclassification resulting from realized loss on investments, and $3.7 million of net unrealized appreciation on debt investments, of which $3.3 million was a reclassification to realized loss on investments.

As a result of the events described above, net increase in net assets resulting from operations was $19.4 million for the year ended December 31, 2012, or $1.91 per share, compared with a net increase in net assets resulting from operations of $15.4 million, or $1.63 per share, for the same period in 2011. Per share figures for the year ended December 31, 2012 are based on weighted average shares outstanding of 10.2 million compared to 9.4 million for fiscal year 2011.

Portfolio and Investment Activities

As of December 31, 2012, Fidus had debt and equity investments in 30 portfolio companies with a total fair value of $274.2 million, or approximately 105% of cost. The Company’s average portfolio investment was $8.7 million and the Company held equity ownership in 93.3% of its portfolio companies. During the fourth quarter ended December 31, 2012, Fidus made investments of $27.8 million in two new portfolio companies and three existing portfolio companies and received proceeds from repayments of investments totaling $7.3 million. As of December 31, 2012, the weighted average yield on debt investments was 15.3%.

Fourth quarter 2012 investment activity included the following new portfolio company investments:

•	EBL, LLC, doing business as EbLens, a leading retailer of urban-inspired footwear, apparel, and accessories, with 36 stores located in the Northeast. Fidus invested $9.8 million in subordinated notes and equity.

•	IOS Acquisition, Inc., a leading independent inspection and value-added service provider for Oil Country Tubular Goods (OCTG) and drill tools service locations and mobile operations serving all of the major oil and natural gas producing regions in the contiguous United States. Fidus invested $12.5 million in subordinated notes and equity.

Fidus had no loans on non-accrual status as of December 31, 2012.

Liquidity and Capital Resources

At December 31, 2012, the Company had $52.0 million in cash and cash equivalents and SBA debentures outstanding of $144.5 million with an annual weighted average interest rate of 4.5%. Unfunded SBA commitments totaled $5.5 million as of December 31, 2012.

On October 15, 2012 the Company submitted an application to the U.S. Small Business Administration, or the SBA, for a second small business investment company license, or SBIC, after receiving a “Green Light” letter from the SBA on July 30, 2012 allowing the Company to proceed with such an application. If approved, the additional license will provide the Company with an incremental source of attractive long-term debt capital. Fidus has received no assurance or indication from the SBA that it will receive a second license, or of the timeframe in which it would receive a license, should one ultimately be granted.

Subsequent Events

In January 2013, Fidus made a follow-on preferred equity investment of $0.03 million in K2 Industrial Services, Inc. In addition, the Company made a commitment to fund an additional $2.2 million in subordinated notes and $0.07 million in preferred equity, subject to certain conditions.

In January 2013, Fidus invested $15.0 million of subordinated notes in FocusVision Worldwide, Inc., the leading global provider of live video transmission, analysis and archive solutions for the qualitative market research industry.

On February 8, 2013, Fidus issued approximately 1.7 million shares of common stock resulting in $28.8 million in net proceeds.

First Quarter 2013 Dividend of $0.38 Per Share Declared

The Company announced on February 25, 2013 that its Board of Directors has declared a quarterly dividend of $0.38 per share for the first quarter of 2013, representing an increase of 11.8% over the first quarter of 2012. The Company’s dividend will be payable on March 28, 2013 to stockholders of record as of March 14, 2013.

When declaring dividends, the Company’s Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2013 taxable income, as well as the tax attributes for 2013 dividends, will be made after the close of the 2013 tax year. The final tax attributes for 2013 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not “opted out” of the DRIP at least three days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of the Company’s common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Fourth Quarter and Full Year 2012 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, March 8, 2013. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 99540901.

A live webcast of the conference call will be available at http://investor.fdus.com/events.cfm. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm ET on March 8, 2013 until 11:59pm ET on March 15, 2013 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 99540901. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-K for the twelve month period ended December 31, 2012 that will be filed with the Securities and Exchange Commission (www.sec.gov) on March 7, 2013.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle market companies, which we generally define as U.S. based companies having revenues between $10.0 million and $150.0 million. Fidus’ investment objective is to provide attractive risk-adjusted returns by generating both current income from our debt investments and capital appreciation from our equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Fidus’ control, and that Fidus may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in Fidus’ filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and Fidus undertakes no obligation to update any such statement now or in the future.

Company Contact:	Investor Relations Contact:
Edward H. Ross Chief Executive Officer Fidus Investment Corporation 847-859-3940	Stephanie Prince/Jody Burfening LHA (212) 838-3777 sprince@lhai.com

FIDUS INVESTMENT CORPORATION
Consolidated Statements of Assets and Liabilities
(In thousands, except shares and per share data)

	December 31, 2012	December 31, 2011

ASSETS
Investments, at fair value
Control investments (cost: $20,709 and $19,917, respectively)	$30,613	$28,599
Affiliate investments (cost: $64,336 and $49,914, respectively)	62,938	50,058
Non-control/non-affiliate investments (cost: $175,249 and $122,709, respectively)	180,698	126,088

Total investments, at fair value (cost: $260,294 and $192,540, respectively)	274,249	204,745
Cash and cash equivalents	52,042	39,059
Interest receivable	3,307	1,687
Deferred financing costs (net of accumulated amortization of $1,590 and $1,135, respectively)	3,414	2,687
Prepaid expenses and other assets	837	465

Total assets	333,849	248,643

LIABILITIES
SBA debentures	144,500	104,000
Accrued interest payable	2,137	1,719
Due to affiliates	3,646	2,162
Accounts payable and other liabilities	475	280

Total liabilities	150,758	108,161

Net Assets	$183,091	$140,482

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized; 11,953,847 and
9,427,021 shares issued and outstanding at December 31, 2012 and 2011, respectively)	$12	$9
Additional paid-in capital	177,498	138,649
Undistributed net investment income	455	422
Accumulated net realized gain (loss) on investments	1,493	(482)
Accumulated net unrealized appreciation on investments	3,633	1,884

Total net assets	$183,091	$140,482

Net asset value per common share	$15.32	$14.90

FIDUS INVESTMENT CORPORATION
Consolidated Statements of Operations
(In thousands, except shares and per share data)

	Years Ended December 31,
	2012	2011	2010
Investment income:
Interest and fee income
Control investments	$2,942	$3,344	$3,098
Affiliate investments	7,695	4,698	2,377
Non-control/non-affiliate investments	22,138	14,717	11,634

Total interest and fee income	32,775	22,759	17,109
Dividend income
Control investments	—	425	442
Affiliate investments	122	14	—
Non-control/non-affiliate investments	822	96	361

Total dividend income	944	535	803
Interest on idle funds and other income	130	93	73

Total investment income	33,849	23,387	17,985

Expenses:
Interest expense	6,422	5,488	4,962
Base management fee	4,237	3,612	4,145
Less: management fee offset	—	(430)	(709)
Incentive fee	4,839	1,609	—
Administrative service expenses	897	449	—
Professional fees	834	655	223
Other general and administrative expenses	929	447	404

Total expenses	18,158	11,830	9,025

Net investment income before income taxes	15,691	11,557	8,960
Income tax expense	4	24	—

Net investment income	15,687	11,533	8,960

Net realized and unrealized gains (losses) on investments:
Realized gain (loss) on non-control/non-affiliate investments	1,975	(12,318)	(3,858)
Net change in unrealized appreciation (depreciation)
on investments	1,749	16,171	(78)

Net gain (loss) on investments	3,724	3,853	(3,936)

Net increase in net assets resulting from operations	$19,411	$15,386	$5,024

Per common share data: (1)
Net investment income per share-basic and diluted	$1.54	$1.22	n/a

Net increase in net assets resulting from operations
per share-basic and diluted	$1.91	$1.63	n/a

Dividends declared per share	$1.46	$0.64	n/a

Weighted average number of shares outstanding-
basic and diluted	10,185,627	9,427,021	n/a

(1)	The weighted average shares outstanding for the year ended December 31, 2011, are based on the assumption that the number of shares issued in the Formation Transactions and Offering (including the over-allotment) in June and July 2011 (9,427,021 shares of common stock) had been issued on January 1, 2011.